UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2005

PECO II, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-31283	34-1605456
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1376 State Route 598, Galion, Ohio	44833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 468-7600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 13, 2005, PECO II, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Delta Products Corporation (“Delta”) to acquire exclusive rights to certain business and inventory of Delta’s U.S. and Canadian service provider business (the “Assets”). The Assets principally consist of rights to and under business contracts and business records and inventory. The Company will also assume the associated liabilities of the Assets after the closing.

In consideration of the purchase of the Assets, at closing the Company will issue 4,740,375 shares of its common stock (the “Primary Shares”) to Delta. Also at closing, the Company will issue to Delta a warrant to purchase up to approximately 12.9 million shares of its common stock (the “Warrant Shares”) at an exercise price of $2.00 per share (the “Warrant”). The Warrant has a term of 30 months. As a result of the issuance of the Primary Shares and the exercise of Delta’s purchase rights under the Warrant, Delta will have the right to acquire, when aggregated with the Primary Shares, up to 45% of the issued and outstanding capital stock of the Company measured as of the date that is five business day prior to the date of exercise.

The Agreement contains customary representations, warranties and covenants. The closing is subject to the satisfaction or waiver of various closing conditions, including approval of certain matters by the Company’s shareholders. The closing is anticipated to occur in December 2005.

Additionally, at the closing of the Agreement, the Company and Delta Electronics, Inc. (“DEI”), an affiliate of Delta, will enter into a supply agreement (the “Supply Agreement’) under which DEI will grant the Company the right to purchase and incorporate modules and other components into the Company’s telecommunications systems and to market, promote and distribute the modules and other DEI technology in U.S. and Canadian markets. Such rights will be exclusive to the Company for a period of 24 months. The Supply Agreement also provides that the Company and DEI will collaborate on developing additional technology with respect to system-level design and component-level design. The term of the Supply Agreement is 30 months.

Concurrently with the execution of the Agreement, Delta, the Company and the Company’s directors and certain of its officers entered into a voting agreement pursuant to which the board of directors of the Company agreed to fill the current Class II vacancy on the board of directors with a Delta designee. For so long as Delta or an affiliate has the right to acquire up to 5% of the Company’s issued and outstanding capital stock, the Company will name the Delta designee for election to the Company’s board of directors as part of the management slate and Delta will vote all of its shares of common stock of the Company to elect the Company’s designees to the Company’s board of directors.

The foregoing description of the Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Asset Purchase Agreement filed as Exhibit 2.1 to this Form 8-K and the Supply Agreement (included as Exhibit A to the Asset Purchase Agreement), which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Upon completion of the transaction, as described in Item 1.01 above, the Company will issue to Delta the Primary Shares and the Warrant to purchase the Warrant Shares.

The Primary Shares and Warrant will be issued to Delta, an accredited investor, pursuant to an exemption from registration provided by Regulation D under the Securities Act, as amended. Delta represented in the Agreement that it was acquiring the securities for investment and not with a view toward resale or distribution to others.

Item 7.01.	Regulation FD Disclosure.

The Company announced the Agreement and the transaction contemplated thereby in a press release entitled, “PECO II and Delta Group Sign Strategic Agreement,” which is furnished as Exhibit 99.1 to this Form 8-K.

The information contained in Item 7.01 of this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated October 13, 2005, between the Company and Delta Products Corporation.

99.1	Press Release, dated October 13, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PECO II, Inc.

Date: October 19, 2005	By:	/s/ John G. Heindel
John G. Heindel President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit

2.1	Asset Purchase Agreement, dated October 13, 2005, between the Company and Delta Products Corporation.

99.1	Press Release, dated October 13, 2005.